Exhibit 99.2

MEDCATH CORPORATION
SUPPLEMENTAL FINANCIAL DISCLOSURE — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
Restated for Discontinued Operations
(Unaudited)

     The following table reconciles Adjusted EBITDA with MedCath’s income from continuing operations as derived from MedCath’s consolidated statements of operations:

	FY2003	FY2004
	YR	Q1	Q2	Q3	Q4	YR
	(in thousands)
Income (loss) from continuing operations	$(58,689)	$765	$3,714	$2,454	$(6,185)	$748
Add:
Income tax (benefit) expense	297	517	2,292	1,169	(3,312)	666
Minority interest share of (earnings) losses of consolidated subsidiaries	6,613	1,091	(65)	2,852	3,381	7,259
Equity in net earnings of unconsolidated affiliates	(3,541)	(577)	(1,147)	(900)	(916)	(3,540)
Other income, net	(206)	(4)	(2)	(7)	(22)	(35)
Interest income	(1,358)	(231)	(159)	(211)	(227)	(828)
Interest expense	25,857	6,320	6,742	6,863	7,839	27,764
Loss on debt refinancing	—	—	—	—	5,090	5,090
Impairments of goodwill and long-lived assets	58,865	—	—	—	7,227	7,227
(Gain)/loss on disposal of property, equipment and other assets	258	(84)	33	24	114	87
Amortization	1,441	290	290	290	290	1,160
Depreciation	40,104	9,723	10,430	10,921	10,033	41,107

Adjusted EBITDA	69,641	17,810	22,128	23,455	23,312	86,705
Add:
Pre-opening expenses	7,381	3,016	2,087	—	—	5,103

Adjusted EBITDA, before pre-opening expenses	$77,022	$20,826	$24,215	$23,455	$23,312	$91,808